Exhibit 99.1

FOR IMMEDIATE RELEASE Monday April 21, 2003	CONTACT:	PHIL SMITH Chairman of the Board TASER International, Inc. (480) 905-2005

TASER International, Inc. Reports Record First Quarter Financial Results

Company achieves largest revenue quarter in Company history and earns $.08 per Basic Share

SCOTTSDALE, AZ, April 21, 2003 — TASER International, Inc. (Nasdaq: TASR and TASRW) today reported that revenues for the first quarter of 2003 were a record $3.4 million with basic earnings per share of $0.08. This represents revenue growth of 21% over the fourth quarter of 2002 and 44% growth over the first quarter of 2002, and net income growth of 239% over the fourth quarter of 2002 and 77% over the first quarter of 2002.

“We are excited to see our product revenue and market momentum accelerate in 2003,” said Rick Smith, CEO of TASER International, Inc. “In addition to purchases from large law enforcement agencies, we are also seeing what we hope is a new and growing trend of deployments among the smaller police departments that do not require lengthy test programs prior to purchase. We believe this trend is the result of the Company’s strategic sales effort to focus on the opinion leaders in the industry. The visibility of these departments and the increased number of publicized uses of our products have led the law enforcement community toward acceptance of the ADVANCED TASER M26 as the safest and most effective less-lethal weapon available. Furthermore, we believe this market acceptance is positioning our products as a necessary item of standard issue in many departments,” said Smith.

Mr. Smith continued, “We remain confident in our ability to access and penetrate other police departments across the United States and abroad. In fact, the combination of orders received during the first quarter included 340 new departments, and commitments from 43 departments to purchase one ADVANCED TASER for each patrol officer. In total, 2,355 departments around the world now have our weapons, including more than 12% of the departments in the United States.”

“In addition to the law enforcement market, we now also are seeing increased interest from the United States military, private retail security guards, and the beginning of a national field test in April 2003 for the police in the United Kingdom (UK). The sales potential from these new markets together with the pending Transportation Security Agency (TSA) decision to allow ADVANCED TASER’s on board commercial aircraft now expected prior to the end of Q2 2003, gives us increased confidence for the future,” said Mr. Smith.

“We are also pleased with the level of profitability achieved during this quarter,” said Smith. “TASER International is committed to remaining a leader in the less-lethal manufacturing community. To meet this challenge we have elected to fund ongoing investments in research and development, and investments necessary to streamline our manufacturing operations. We recognize that these decisions have impacted our margins in the short term but, we believe they will result in stronger, more profitable operations in the future.”

About TASER International, Inc.

TASER International, Inc. (NASDAQ: TASR) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 72% in the Phoenix (AZ) Police Department. The ADVANCED TASER is saving lives, reducing liability and creating safer jobs in over 2,355 law enforcement agencies worldwide. Call 1-800-978-2737 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

TASER International Inc.
Statements of Income
(Unaudited)

	Three Months Ended March 31,

	2003	2002

Net sales	$3,401,632	$2,366,875
Cost of products sold:
Direct manufacturing expense	1,042,573	799,185
Indirect manufacturing expense	539,338	248,384
Grant expenditures	11,061	—

Total cost of products sold	1,592,972	1,047,569

Gross margin	1,808,660	1,319,306
Sales, general and administrative	1,329,407	1,065,958
Research and development	75,446	33,075

Income from operations	403,807	220,273
Interest income	8,358	18,752
Interest expense	3,155	19,093
Other income (expense)	(1,937)	(72)

Income before income taxes	407,073	219,860
Income tax	178,056	90,154

Net Income	$229,017	$129,706

Income per share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.03
Weighted average number of common and common equivalent shares outstanding:
Basic	2,817,541	2,793,545
Diluted	2,943,236	3,815,064

TASER International Inc.
Balance Sheets

	(Unaudited)
	March 31, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$2,842,762	$3,576,937
Accounts receivable, net	1,586,090	888,142
Inventory, net	2,088,110	2,334,809
Prepaids and other assets	125,675	113,749
Deferred income tax asset	228,813	227,631

Total current assets	6,871,450	7,141,268
Property and equipment, net	744,191	661,374
Intangible assets, net	95,397	101,571

Total assets	$7,711,038	$7,904,213

Liabilities and stockholders’ equity:
Current portion of capital lease obligations	35,236	37,418
Bank revolving line of credit	—	385,000
Accounts payable and accrued liabilities	1,334,560	1,367,159
Customer deposits	13,189	14,728

Total current liabilities	1,382,985	1,804,305
Capital lease obligations, net of current portion	8,030	15,486
Deferred income tax liability	69,821	69,821

Total liabilities	1,460,836	1,889,612
Stockholders’ equity:
Common stock	28	28
Additional paid in capital	5,297,224	5,290,641
Retained earnings	952,950	723,932

Total stockholders’ equity	6,250,202	6,014,601

Total liabilities and stockholders’ equity	$7,711,038	$7,904,213

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.